SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549


                                     FORM 8-K

                                  CURRENT REPORT


PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                          Date of Report:  April 14, 1997


                                    WALGREEN CO.
            (Exact name of registrant as specified in its charter)


            Illinois                  1-604                 36-1924025
        (State or other          (Commission File          (IRS Employer
        jurisdiction of              Number)               Identification
        incorporation)                                          No.)


        200 Wilmot Road, Deerfield, Illinois                   60015
        (Address of principal executive offices)             (Zip Code)


Registrant's telephone number, including area code:  (847) 940-2500



        (Former name or former address, if changed since last report.)







Item 5.  Other Events.

	Walgreen Co. today announced that Charles R. Walgreen III will retire as chief executive officer of the company in January 1998, after more than 45 years of distinguished service.
	Mr. Walgreen, who will be 62 at retirement, will continue to serve on the Walgreen board of directors and preside over board meetings.
	Mr. Walgreen was elected president and chief executive officer of the company in 1971 and has served as chairman and CEO since 1976.
During his tenure as CEO, Walgreens has grown from 618 stores and $800 million in sales in 1971 to become the largest drugstore chain in the nation today, with 2,268 stores and 1996 sales of nearly $12 billion.
	L. Daniel Jorndt, 55, currently president and chief operating officer of Walgreens, will assume the additional responsibility as chief executive officer of Walgreens, effective in January.
	Mr. Walgreen joined the company, founded in 1901 by his grandfather, Charles R. Walgreen, Sr., in 1952, beginning as a stock boy. He earned his pharmacy degree in 1958 from the University of Michigan in Ann Arbor. During his more than four decades with Walgreens, Mr. Walgreen worked at all levels of retailing.
	In 1963 he was named administrative assistant to the vice president of operations. He later served as a district manager from 1965 to 1966 and Western regional director, then Midwestern regional director, from 1966 through 1968. Mr. Walgreen was elected vice president in 1968, president in 1969, president and chief executive officer in 1971, and chairman and chief executive officer in 1976.
	Mr. Walgreen has been on the Walgreen board of directors since 1963. He is a member of the American Pharmaceutical Association and the
Illinois Pharmacists Association. He is also a director and past chairman of the National Association of Chain Drug Stores; a director of the Illinois Retail Merchants Association; and a director of Junior Achievement of Chicago.
	Mr. Jorndt joined Walgreens in 1963 after graduating from Drake University with a pharmacy degree. He was named senior vice president and treasurer in 1985 and was elected president and chief operating officer of Walgreens in 1990.

                                  SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               WALGREEN CO.
                                               (Registrant)

                                               By R. L. Polark_________
                                                  R. L. Polark
                                                  Senior Vice President
                                                  (Chief Financial Officer)

Date:	April 14, 1997